Exhibit 99.1

NEWS RELEASE

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information contact:
Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

Astronics Announces Acquisition of AeroSat

Designs and manufactures aircraft antenna systems for

broadband connectivity and satellite TV

EAST AURORA, NY, October 1, 2013 – Astronics Corporation (NASDAQ: ATRO), a leading provider of advanced technologies for the global aerospace and defense industries, announced today that it has acquired certain assets and liabilities from AeroSat Corporation, a supplier of aircraft antenna systems, for $12 million in cash, plus the potential for an earn out. Astronics expects the earnout will be between $5 and $20 million.

AeroSat designs and manufactures fuselage and tail-mounted antenna systems for commercial transport, business jet, and military aircraft customers around the world. Its antenna systems are typically used to enable satellite and ground-based communication to aircraft, commonly for broadband and TV applications. AeroSat is currently involved in a range of FAA certification efforts with Gogo Inc. for Ku Band send/receive satellite antennas intended for Gogo’s international airline customers.

Peter J. Gundermann, CEO of Astronics, commented, “We are pleased to have AeroSat as part of Astronics. We have long been involved in helping aircraft passengers remain productive by powering their electronics devices. Now, with AeroSat, we also provide antenna systems that enable broadband connectivity. We believe AeroSat’s capabilities fit in well with our vision for the future.”

AeroSat, which is based in Nashua, NH and currently has approximately 40 employees, is expected to have sales of approximately $12 million to $14 million in calendar year 2013. AeroSat’s President, Dennis Ferguson, will continue to run the AeroSat operations.

Earnout payments will be due if AeroSat’s 2014 revenue exceeds $30 million and if 2015 revenue exceeds $40 million. Earnout payments increase with revenue and are capped at $53 million. Astronics expects 2014 revenue from AeroSat will total $20 to $40 million; this would suggest a range from no earnout up to $3 million in earnout awarded.

Raymond James acted as exclusive financial advisor to AeroSat Corporation on this transaction.

ABOUT ASTRONICS CORPORATION

Astronics Corporation is a leader in advanced, high-performance lighting, electrical power, avionics databus products and automated test systems for the global aerospace and defense industries. Astronics’ strategy is to develop and maintain positions of technical leadership in its chosen aerospace and defense markets, to leverage those positions to grow the amount of content and volume of product it sells to those markets and to selectively acquire businesses with similar technical capabilities that could benefit from our leadership position and strategic direction. Astronics Corporation and its wholly-owned subsidiaries, Astronics Advanced Electronic Systems Corp., Ballard Technology, Inc., DME Corporation, Luminescent Systems Inc., Max-Viz, Inc. and Peco, Inc., have a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its website at www.astronics.com.

For more information on Astronics and its products, visit its website at www.astronics.com.

Safe Harbor Statement

This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace and defense industries, the market acceptance of newly developed or acquired products, the receipt of FAA certifications, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.